Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

BIODELIVERY SCIENCES INTERNATIONAL, INC.

Under Section 242 of the Delaware General Corporation Law

BioDelivery Sciences International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.

That the name of the Corporation is BioDelivery Sciences International, Inc. The original Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) was filed with the Secretary of the State of Delaware on April 18, 2002.

2.	That the Corporation previously amended its Certificate of Incorporation by filing a Certificate of Amendment on July 25, 2008 and a Certificate of Amendment on July 22, 2011.

3.

That the amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to (i) declassify the board of directors which is currently comprised of three classes with staggered terms, (ii) clarify the voting standard applicable to the election of director nominees and (iii) increase the authorized shares of common stock, par value $0.001, of the Corporation.

4.	That the Certificate of Incorporation is hereby amended by deleting Article TWELFTH in its entirety and replacing it with the following new Article TWELFTH:

“TWELFTH. This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1	ELECTION OF DIRECTORS. Each nominee for director shall be elected by the requisite affirmative vote of stockholders as set forth in the bylaws of the Corporation

2

CLASSES OF DIRECTORS. Until the election of directors at the annual meeting scheduled to be held in 2020, the Board of Directors shall be and is divided into classes, with directors in each class having the terms of office specified in Section 3 of this Article TWELFTH. Commencing with the election of directors at the annual meeting scheduled to be held in 2020, the classification of the Board of Directors shall cease, and directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.

3

TERMS OF OFFICE. Each director shall serve for a term ending at the election of directors at the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending at the election of directors at the annual meeting in 2009; each initial director in Class II shall serve for a term ending at the election of directors at the annual meeting in 2010; and each initial director in Class III shall serve for a term ending at the election of directors at the annual meeting in 2011. Notwithstanding the foregoing, commencing with the election of directors at the annual meeting held in 2018, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2019; for the election of directors at the annual meeting scheduled to be held in 2019, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting scheduled to be held in 2020; and for the election of directors at the annual meeting scheduled to be held in 2020 and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall be subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

4

ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. Until the election of directors at the annual meeting scheduled to be held in 2020, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors.

5

REMOVAL. Until the election of directors at the annual meeting scheduled to be held in 2021, directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors. Thereafter, any director of the Corporation may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of such director.

6

VACANCIES. Any vacancy in the Board of Directors, however occurring, or any newly created directorship resulting from an increase in the authorized number of directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting scheduled to be held in 2021, a director chosen to fill a newly created directorship resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

5.	That the Certificate of Incorporation is hereby amended by deleting the first paragraph of Article FIFTH thereof and replacing such paragraph with the following:

“FIFTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 130,000,000 shares, consisting of 125,000,000 (One-Hundred Twenty-Five Million) shares of common stock, each of par value one-thousandths of one cent ($0.001) (the “Common Stock”), and 5,000,000 (Five Million) shares of preferred stock, each of par value one-thousandths of one cent ($0.001) (the “Preferred Stock”).”

The remaining text of Article FIFTH of the Certificate of Incorporation will remain unchanged.

6.	That said amendments to the Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

7.	That all other provisions of the Certificate of Incorporation remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer signatory below this 6th day of August, 2018.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Ernest R. De Paolantonio, CPA
	Name:	Ernest R. De Paolantonio, CPA
	Title:	Chief Financial Officer, Treasurer and Secretary